SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Allied Capital Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Allied Capital Corporation
Notice of Annual Meeting of Stockholders
To the Stockholders:
      The 2006 Annual Meeting of Stockholders of Allied Capital Corporation (the “Company”) will be held at the Madison Hotel, Fifteenth & M Streets, NW, Washington, DC on May 16, 2006, at 10:00 a.m. (Eastern Time) for the following purposes:

1. To elect five directors of the Company who will serve for three years, or until their successors are elected and qualified;

2. To ratify the selection of KPMG LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2006;

3. To approve the issuance of up to 2,500,000 shares of common stock in exchange for the cancellation of vested in-the-money options granted to certain officers and directors in connection with a stock ownership initiative; and

4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.
      You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on February 17, 2006. Whether or not you expect to be present in person at the Meeting, please sign the enclosed proxy and return it promptly in the envelope provided, or register your vote by telephone or through the Internet. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

By order of the Board of Directors,

Suzanne V. Sparrow
Executive Vice President and
Corporate Secretary
Washington, DC
April 7, 2006

This is an important meeting. To ensure proper representation at the Meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, vote your shares by telephone, or vote via the Internet. Even if you vote your shares prior to the Meeting, you still may attend the Meeting and vote your shares in person.

Allied Capital Corporation
1919 Pennsylvania Avenue, NW
Washington, DC 20006
PROXY STATEMENT
General
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Allied Capital Corporation (the “Company” or “Allied Capital”) for use at the Company’s 2006 Annual Meeting of Stockholders (the “Meeting”) to be held on May 16, 2006, at 10:00 a.m. (Eastern Time) at the Madison Hotel, Fifteenth & M Streets, NW, Washington, DC and at any adjournments or postponements thereof. This Proxy Statement, the accompanying proxy card, and the Company’s Annual Report to Stockholders for the year ended December 31, 2005, are first being sent to stockholders on or about April 7, 2006.
      We encourage you to vote your shares, either by voting in person at the Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or the telephone, and the Company receives it in time for the Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the election of the nominees as directors and FOR the other matters listed in the accompanying Notice of Annual Meeting of Stockholders.
      If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator, Automatic Data Processing, Inc., in writing. Please send your notification to Allied Capital Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717, and submit a properly executed, later-dated proxy or vote in person at the Meeting. Any stockholder of record attending the Meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank, or other institution or nominee (“Broker Shares”), you may vote such shares at the Meeting only if you obtain proper written authority from your institution or nominee and present it at the Meeting.
      Stockholders of record may also vote either via the Internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the Internet or the telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
Annual Meeting Admission
      If you plan to attend the Meeting, an admission ticket will be required for admission to the Meeting. If you are a stockholder of record, your ticket is attached to your proxy card. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring with you a legal proxy or letter from the broker, trustee, bank, or nominee confirming your beneficial ownership of the shares as of the record date, February 17, 2006.

Purpose of Meeting
      At the Meeting, you will be asked to vote on the following proposals:

1. To elect five directors of the Company who will serve for three years, or until their successors are elected and qualified;

2. To ratify the selection of KPMG LLP to serve as the independent registered public accounting firm for the Company for the year ending December 31, 2006;

3. To approve the issuance of up to 2,500,000 shares of common stock in exchange for the cancellation of vested in-the-money options granted to certain officers and directors in connection with a stock ownership initiative; and

4. To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.
Voting Securities
      You may vote your shares at the Meeting only if you were a stockholder of record at the close of business on February 17, 2006 (the “Record Date”). On February 17, 2006, there were 139,731,159 shares of the Company’s common stock outstanding. Each share of common stock is entitled to one vote.
      The Company’s 401(k) Plan owns a total of 202,626 shares, representing less than 1% of the Company’s total outstanding shares. The sub-trustees of the fund holding Company shares within the 401(k) Plan, who are executive officers of the Company, will vote the shares on behalf of the participants pursuant to their instructions.
Quorum Required
      A quorum must be present at the Meeting for any business to be conducted. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker Shares for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals (which are considered “Broker Non-Votes” with respect to such proposals) will be treated as shares present for quorum purposes.
      If a quorum is not present at the Meeting, the stockholders who are represented may adjourn the Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.
Vote Required
     Election of Nominee Directors. The affirmative vote of a majority of the votes cast at the Meeting is required to elect the five nominees as directors. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.

     Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm. Abstentions will not be included in determining the number of votes cast and, as a result, will have no effect on this proposal.
     Approval of the issuance of up to 2,500,000 shares of common stock in exchange for the cancellation of vested in-the-money options granted to certain officers and directors in connection with a stock ownership initiative. The affirmative vote of a majority of the votes cast at the Meeting in person or by proxy is required to approve this proposal, provided that the total votes cast on this proposal represents over 50% in interest of all shares entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% of all securities entitled to vote on the proposal cast votes, in which event abstentions and broker non-votes will not have any effect on the result of the votes.
     Additional Solicitation. If there are not enough votes to approve any proposals at the Meeting, the stockholders who are represented may adjourn the Meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies. Those proxies voted against any proposal for which an adjournment is sought will be voted against such adjournment.
      Also, a stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval of such proposal(s).
Information Regarding This Solicitation
      The Company will bear the expense of the solicitation of proxies for the Meeting, including the cost of preparing, printing, and mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the proxy card, and admission tickets. The Company has requested that brokers, nominees, fiduciaries, and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such persons for their reasonable expenses in so doing.
      In addition to the solicitation of proxies by mail, proxies may be solicited in person and by telephone, facsimile transmission, or telegram by directors, officers, or regular employees of the Company (without special compensation therefor). The Company has also retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $7,000, plus out-of-pocket expenses. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing and signed by the stockholder in the same manner as the proxy being revoked and delivered to the Company’s proxy tabulator.

Security Ownership of Management and Certain Beneficial Owners
      The following table sets forth, as of March 10, 2006, each stockholder who owned more than 5% of the Company’s outstanding shares of common stock, each current director, each nominee for director, the Chief Executive Officer, the Company’s executive officers, and the directors and executive officers as a group. Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power.
      The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in the Investment Company Act of 1940.

				Dollar Range of
				Equity Securities
	Number of			Beneficially
Name of	Shares Owned		Percentage	Owned by
Beneficial Owner	Beneficially(1)		of Class(2)	Directors(3)

Capital Research and Management Company	7,646,020	(4)	5.5%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071-1447
Interested Directors:
William L. Walton	3,463,419	(5,6,7)	2.4%	over $100,000
Joan M. Sweeney	1,881,149	(5)	1.3%	over $100,000
Robert E. Long	51,111	(8)	*	over $100,000
Independent Directors:
Ann Torre Bates	23,500	(7,8)	*	over $100,000
Brooks H. Browne	83,713	(7,8)	*	over $100,000
John D. Firestone	72,426	(7,8)	*	over $100,000
Anthony T. Garcia	98,512	(8)	*	over $100,000
Edwin L. Harper	400	(15)	*	$10,000-$50,000
Lawrence I. Hebert	52,800	(8,14)	*	over $100,000
John I. Leahy	57,318	(8)	*	over $100,000
Alex J. Pollock	27,187	(7,8,9)	*	over $100,000
Marc F. Racicot	10,000	(8)	*	over $100,000
Guy T. Steuart II	364,144	(8,10)	*	over $100,000
Laura W. van Roijen	73,208	(7,8)	*	over $100,000

				Dollar Range of
				Equity Securities
	Number of			Beneficially
Name of	Shares Owned		Percentage	Owned by
Beneficial Owner	Beneficially(1)		of Class(2)	Directors(3)

Executive Officers:
Kelly A. Anderson	285,321	(5)	*
Scott S. Binder	748,825	(5,7,11)	*
Michael J. Grisius	636,497	(5,7)	*
Jeri J. Harman	158,166	(5)	*
Thomas C. Lauer	78,407	(5,7)	*
Robert D. Long	857,032	(5,7,12)	*
Justin S. Maccarone	138,186	(5)	*
Diane E. Murphy	311,305	(5)	*
Penni F. Roll	693,272	(5)	*
Daniel L. Russell	309,085	(5)	*
John M. Scheurer	1,295,240	(5)	*
John D. Shulman	844,549	(5)	*
Suzanne V. Sparrow	463,441	(5,6)	*
All directors and executive officers as a group (27 in number)	12,779,243	(13)	8.5%

 * Less than 1%

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	Based on a total of 139,825,334 shares of the Company’s common stock issued and outstanding on March 10, 2006, and the number of shares of the Company’s common stock issuable upon the exercise of stock options exercisable within 60 days held by each executive officer and non-officer director, which totals 9,957,230 in the aggregate.

(3)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

(4)	Information regarding share ownership was obtained from the Schedule 13F-HR that Capital Research and Management Company filed with the SEC on February 14, 2006.

(5)	Share ownership for the following directors and executive officers includes:

		Owned	Options
		Through	Exercisable
		Deferred	Within 60 Days	Allocated
	Owned	Compensation	of March 10,	to 401(k)
	Directly	Plans (16)	2006	Plan

Interested Directors:
William L. Walton	466,264	175,895	2,618,634	7,469
Joan M. Sweeney	298,966	87,850	1,478,220	16,113
Executive Officers:
Kelly A. Anderson	110,050	8,356	160,942	5,973
Scott S. Binder	91,260	42,043	613,550	1,972
Michael J. Grisius	55,610	32,199	530,026	18,662
Jeri J. Harman	—	8,166	150,000	—
Thomas C. Lauer	4,421	2,268	71,079	639
Robert D. Long	21,000	35,194	797,354	3,484
Justin S. Maccarone	—	4,852	133,334	—
Diane E. Murphy	6,244	17,006	288,043	12
Penni F. Roll	83,096	27,848	571,460	10,868
Daniel L. Russell	1,060	17,179	290,846	—
John M. Scheurer	266,497	66,452	923,670	38,621
John D. Shulman	4,799	32,648	807,102	—
Suzanne V. Sparrow	80,956	8,389	171,470	26,405

(6)	Includes 202,626 shares held by the 401(k) Plan, of which Mr. Walton and Ms. Sparrow are sub-trustees of the fund holding the Company’s shares. The sub-trustees disclaim beneficial ownership of such shares.

(7)	Includes certain shares held in IRA or Keogh accounts: Walton — 12,015 shares; Bates — 3,500 shares; Browne — 12,280 shares; Firestone — 3,415 shares; Pollock — 1,000 shares; van Roijen — 7,752 shares; Binder — 273 shares; Grisius — 1,149 shares; Lauer — 500 shares; and R.D. Long — 17,000 shares.

(8)	Beneficial ownership for these non-officer directors includes exercisable options to purchase 40,000 shares, except with respect to Ms. Bates who has exercisable options to purchase 20,000 shares, Mr. Leahy who has exercisable options to purchase 37,500 shares, Mr. Pollock who has exercisable options to purchase 9,000 shares, and Mr. Racicot who has exercisable options to purchase 10,000 shares.

(9)	Includes 3,987 shares held in the Deferred Compensation Plans for Mr. Pollock.

(10)	Includes 276,691 shares held by a corporation for which Mr. Steuart serves as an executive officer.

(11)	Includes 20,000 shares held in a charitable remainder trust.

(12)	Includes 4,000 shares held by a trust for the benefit of Mr. Long’s children.

(13)	Includes a total of 9,957,230 shares underlying stock options exercisable within 60 days of March 10, 2006, which are assumed to be outstanding for the purpose of calculating the group’s percentage ownership, and 202,626 shares held by the 401(k) Plan.

(14)	Includes 9,000 shares held in a revocable trust.

(15)	Includes 400 shares held in a revocable trust.

(16)	See “Individual Performance Award” and “The 2005 Deferred Compensation Award II” for a discussion of shares owned through the deferred compensation plans.

PROPOSAL 1.
ELECTION OF DIRECTORS
      Pursuant to the Company’s bylaws, the Board of Directors may modify the number of members of the Board provided that the number of directors will not be fewer than three or greater than fifteen, unless otherwise permitted by law. In accordance with the bylaws, in March 2006, the Board of Directors expanded the number of directors from thirteen to fourteen and appointed Edwin L. Harper to fill the vacant position. Directors are elected for a staggered term of three years each, with the term of office of only one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.
      The Class II directors, Ms. Bates and Messrs. Harper, Leahy, Pollock, and Steuart have been nominated for election for a three-year term expiring in 2009. Each Class II director has agreed to serve as a director if elected and has consented to be named as a nominee. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.
      A stockholder can vote for or withhold his or her vote from any or all of the nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of all the nominees named below. If any of the nominees should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person or persons as are nominated as replacements. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT
STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.
Information about the Directors
      Certain information, as of March 10, 2006, with respect to each of the five nominees for election at the Meeting, as well as each of the current directors, is set forth below, including their names, ages, a brief description of their recent business experience, including present occupations and employment, certain directorships that each nominee holds, and the year in which each nominee became a director of the Company or any of its predecessor companies.
      The Board of Directors of each consolidated subsidiary will be composed of all of the Company’s directors. The business address of each nominee and director listed below is 1919 Pennsylvania Avenue, NW, Washington, DC 20006.

Nominees for Class II Directors – Term Expiring 2009
All five Class II directors are independent directors for purposes of the Investment Company Act of 1940.
Ann Torre Bates
Age 47. Ms. Bates has been a strategic and financial consultant since 1997. From 1995 to 1997, Ms. Bates served as Executive Vice President, CFO and Treasurer of NHP, Inc., a national real estate services firm. From 1991 to 1995, Ms. Bates was Vice President and Treasurer of US Airways. She currently serves on the boards and audit committees of Franklin Mutual Series and SLM Corporation (Sallie Mae). She has served as a director of the Company since 2003.
Edwin L. Harper
Age 64. Mr. Harper has been an executive for Assurant, Inc., a financial services and insurance provider, since 1998. He currently serves as Senior Vice President, Public Affairs and Government Relations and previously served as Chief Operating Officer and Chief Financial Officer for Assurant’s largest subsidiary. From 1992 to 1997, Mr. Harper served as President and Chief Executive Officer of the Association of American Railroads. He also spent five years with Campbell Soup Company, serving as Chief Financial Officer from 1986 to 1991. Earlier in his career, Mr. Harper served on the White House staffs of both President Reagan and President Nixon. Mr. Harper currently serves as Director for the Council for Excellence in Government. He has served as a director of the Company since March 2006.
John I. Leahy
Age 75. Mr. Leahy has been the President of Management and Marketing Associates, a management consulting firm, since 1986. Previously, Mr. Leahy spent 34 years of his career with Black & Decker Corporation, where he served as President and CEO of the United States subsidiary from 1979 to 1981 and President and Group Executive Officer of the Western Hemisphere of Black & Decker Corporation from 1982 to 1985. Mr. Leahy is currently a director of B&L Sales, Inc. and is Trustee Emeritus of the Sellinger School of Business, Loyola College, Maryland. He has served as a director of the Company or one of its predecessors since 1994.
Alex J. Pollock
Age 63. Mr. Pollock has been a Resident Fellow at the American Enterprise Institute since 2004. He was President and Chief Executive Officer of the Federal Home Loan Bank of Chicago from 1991 to 2004. He currently serves as a director of the Chicago Mercantile Exchange, Great Lakes Higher Education Corporation, the Great Books Foundation, the Illinois Council on Economic Education and the International Union for Housing Finance. He has served as a director of the Company since 2003.
Guy T. Steuart II
Age 74. Mr. Steuart has been a director of Steuart Investment Company, which manages, operates, and leases real and personal property and holds stock in operating subsidiaries engaged in various businesses, since 1960 where he served as President until 2003 and currently serves as Chairman. Mr. Steuart has served as Trustee Emeritus of Washington and Lee University since 1992. He has served as a director of the Company or one of its predecessors since 1984.

Class III Directors — Term Expiring 2007
Messrs. Walton and Long and Ms. Sweeney are interested persons, as defined in the Investment Company Act of 1940, in the cases of Mr. Walton and Ms. Sweeney, due to their positions as officers of the Company and in the case of Mr. Long, as the father of an executive officer of the Company. Mr. Browne is an independent director.
William L. Walton
Age 56. Mr. Walton has been the Chairman, Chief Executive Officer, and President of the Company since 1997. Mr. Walton’s previous experience includes serving as a Managing Director of Butler Capital Corporation, a mezzanine buyout firm, the personal investment advisor to William S. Paley, founder of CBS, and a Senior Vice President in Lehman Brothers Kuhn Loeb’s Merger and Acquisition Group. He also founded two education service companies – Language Odyssey and Success Lab. Mr. Walton currently serves on the Board of Directors for the National Foundation for Teaching Entrepreneurship and the National Symphony Orchestra. He is a member of the World Economic Forum and an Advisory Board member for the Center for Strategic & International Studies. Mr. Walton also serves on The Kelley School of Business Board of Advisors at Indiana University. He has served as director of the Company or one of its predecessors since 1986.
Joan M. Sweeney
Age 46. Ms. Sweeney is the Chief Operating Officer of the Company and has been employed by the Company since 1993. Ms. Sweeney oversees the Company’s daily operations. Prior to joining Allied Capital, Ms. Sweeney was employed by Ernst & Young, Coopers & Lybrand, and the Division of Enforcement of the Securities and Exchange Commission. She has served as a director of the Company since 2004.
Brooks H. Browne
Age 56. Mr. Browne has been a private investor since 2002. Mr. Browne was the President of Environmental Enterprises Assistance Fund from 1993 to 2002 and served as a director from 1991 to 2005. He currently serves as Vice Chairman of the Board for Winrock International, a non-profit organization. He has served as a director of the Company or one of its predecessors since 1990.
Robert E. Long
Age 74. Mr. Long has been the Chief Executive Officer and a director of GLB Group, Inc., an investment management firm, since 1997 and President of Ariba GLB Group, Inc., the parent company of GLB Group, Inc., since 2005. He has been the Chairman of Emerald City Radio Partners, LLC since 1997. Mr. Long was the President of Business News Network, Inc. from 1995 to 1998, the Chairman and Chief Executive Officer of Southern Starr Broadcasting Group, Inc. from 1991 to 1995, and a director and the President of Potomac Asset Management, Inc. from 1983 to 1991. Mr. Long is a director of AmBase Corporation, CSC Scientific, Inc., and Advanced Solutions International, Inc. He has served as a director of the Company or one of its predecessors since 1972. Mr. Long is the father of Robert D. Long, an executive officer of the Company.

Class I Directors — Term Expiring 2008
All five Class I directors are independent directors for purposes of the Investment Company Act of 1940.
John D. Firestone
Age 62. Mr. Firestone has been a Partner of Secor Group, a venture capital firm since 1978. Mr. Firestone has also served as a director of Security Storage Company of Washington, DC, since 1978. He is currently a director of Cuisine Solutions, Inc., and four non-profit organizations, including the National Rehabilitation Hospital, The Washington Ballet and the Tudor Place Foundation of which he is the past president. From 1997 to 2001 he was a director of The Bryn Mawr Trust Corporation. He has served as a director of the Company or one of its predecessors since 1993.
Anthony T. Garcia
Age 49. Mr. Garcia has been a private investor since 2003. Mr. Garcia was Vice President of Finance of Formity Systems, Inc., a developer of software products for business management of data networks, from January 2002 through 2003. Mr. Garcia was a private investor from 2000 to 2001, the General Manager of Breen Capital Group, an investor in tax liens, from 1997 to 2000, and a Senior Vice President of Lehman Brothers Inc. from 1985 to 1996. He has served as a director of the Company or one of its predecessors since 1991.
Lawrence I. Hebert
Age 59. Mr. Hebert is Senior Advisor for PNC Bank, N.A., and was a director and President and Chief Executive Officer of Riggs Bank N.A., a subsidiary of Riggs National Corporation, from 2001 to 2005. Mr. Hebert also served as Chief Executive Officer of Riggs National Corporation during 2005 and served as a director of Riggs National Corporation from 1988 to 2005. Mr. Hebert served as a director of Riggs Investment Advisors and Riggs Bank Europe Limited (both indirect subsidiaries of Riggs National Corporation). Mr. Hebert previously served as Vice Chairman from 1983 to 1998, President from 1984 to 1998, and Chairman and Chief Executive Officer from 1998 to 2001 of Allbritton Communications Company. He has served as a director of the Company or one of its predecessors since 1989.
Marc F. Racicot
Age 57. Mr. Racicot has served as President and Chief Executive Officer of the American Insurance Association since August 2005. Prior to that, he was an attorney at the law firm of Bracewell & Giuliani, LLP from 2001 to 2005. He is a former Governor (1993 to 2001) and Attorney General (1989 to 1993) of the State of Montana. Mr. Racicot was appointed by President Bush to serve as the Chairman of the Republican National Committee from 2002 to 2003 and he served as Chairman of the Bush/ Cheney Re-election Committee from 2003 to 2004. He presently serves on the Board of Directors for Burlington Northern Santa Fe Corporation, Massachusetts Mutual Life Insurance Company, Jobs for America’s Graduates, and the Board of Visitors for the University of Montana School of Law. He has served as a director of the Company since March 2005.

Laura W. van Roijen
Age 53. Ms. van Roijen has been a private investor since 1992. Ms. van Roijen was a Vice President at Citicorp from 1982 to 1992. She has served as a director of the Company or one of its predecessors since 1992.
Committees of the Board of Directors
      The Board of Directors of the Company has established an Executive Committee, an Audit Committee, a Compensation Committee, and a Corporate Governance/ Nominating Committee. The Audit Committee, Compensation Committee, and Corporate Governance/ Nominating Committee each operate pursuant to a committee charter. The charter of each Committee is available on the Company’s web site at www.alliedcapital.com in the Investor Resources section and is also available in print to any stockholder who requests a copy.
      During 2005, the Board of Directors of the Company held 17 Board meetings and 76 committee meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the respective committees on which they served. Each director makes a diligent effort to attend all Board and committee meetings, as well as the Annual Meeting of Stockholders. Each of the directors was present at the Company’s 2005 Annual Meeting of Stockholders.
      The Company has designated the Chairman of the Corporate Governance/ Nominating Committee as the Presiding Director to preside at all executive sessions of non-management directors. In his absence, the Chairman of the Audit Committee has been designated to serve in such capacity. Executive sessions of non-management directors are held regularly. Stockholders may communicate with the Presiding Director by writing to Presiding Director of the Board of Directors, Allied Capital Corporation, c/o Corporate Secretary, 1919 Pennsylvania Avenue, NW, Washington, DC 20006.
      The Executive Committee. The Executive Committee has and may exercise those rights, powers, and authority that the Board of Directors from time to time grants to it, except where action by the Board is required by statute, an order of the Securities and Exchange Commission (the “Commission”), or the Company’s charter or bylaws. The Executive Committee has been delegated authority from the Board to review and approve certain investments. The Executive Committee met 42 times during 2005. The Executive Committee members currently are Messrs. Walton, Harper, Hebert, Leahy, Long, Pollock and Steuart. Messrs. Harper, Hebert, Leahy, Pollock and Steuart are independent directors for purposes of the Investment Company Act of 1940. Messrs. Walton and Long are interested persons of the Company, as defined in the Investment Company Act of 1940.
      The Audit Committee. The Audit Committee operates pursuant to a charter approved by the Board of Directors. The charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board of Directors in fulfilling its responsibilities for overseeing and monitoring the quality and integrity of the Company’s financial statements, the adequacy of the Company’s system of internal controls, the review of the independence, qualifications and performance of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function. The Audit Committee met 18 times during

2005. The Audit Committee is presently composed of four persons, including Messrs. Browne (Chairman) and Garcia and Mmes. Bates and van Roijen, all of whom are considered independent under the rules promulgated by the New York Stock Exchange. The Company’s Board of Directors has determined that Messrs. Browne and Garcia and Ms. Bates are “audit committee financial experts” as defined under Item 401 of Regulation S-K of the Securities Exchange Act of 1934, as each meets the current independence and experience requirements of Rule 10A-3 of the Exchange Act and, in addition, are not “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940.
      The Compensation Committee. The Compensation Committee approves management’s recommendations for the compensation of the Company’s executive officers and reviews the amount of salary and bonus for each of the Company’s other officers and employees. In addition, the Compensation Committee approves stock option grants for the Company’s officers under the Company’s Amended Stock Option Plan, determines the Individual Performance Awards (“IPA”) and Individual Performance Bonuses (“IPB”) for participants and determines other compensation arrangements for employees. The Compensation Committee met 11 times during 2005. The Compensation Committee members currently are Messrs. Leahy (Chairman), Browne, Firestone, Garcia, and Racicot, each of whom is not an “interested person” as defined in Section 2(a)(19) of the Investment Company Act of 1940.
      The Corporate Governance/ Nominating Committee. The Corporate Governance/ Nominating Committee recommends candidates for election as directors to the Board of Directors and makes recommendations to the Board as to the Company’s corporate governance policies. The Corporate Governance/ Nominating Committee met five times during 2005. The Corporate Governance/ Nominating Committee members currently are Messrs. Hebert (Chairman), Firestone, Pollock, and Racicot, each of whom is not an “interested person” as defined in Section 2(a)(19) of the Investment Company Act of 1940.
      The Corporate Governance/ Nominating Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with the Company’s bylaws, Corporate Governance Policy, and any other applicable law, rule or regulation regarding director nominations. When submitting a nomination to the Company for consideration, a stockholder must provide certain information that would be required under applicable Commission rules, including the following minimum information for each director nominee: full name, age and address; principal occupation during the past five years; current directorships on publicly held companies and investment companies; number of shares of Company common stock owned, if any; and, a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders.
      In evaluating director nominees, the Corporate Governance/ Nominating Committee considers the following factors:

•	the appropriate size and composition of the Company’s Board of Directors;

•	whether or not the person is an “interested person” of the Company as defined in Section 2(a)(19) of the Investment Company Act of 1940;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills, and experience of nominees in light of prevailing business conditions and the knowledge, skills, and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society;

•	the capacity and desire to represent the balanced, best interests of the stockholders as a whole and not a special interest group or constituency;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	all applicable laws, rules, regulations, and listing standards.
      The Corporate Governance/ Nominating Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.
      Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance/ Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Corporate Governance/ Nominating Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.
      The Corporate Governance/ Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Corporate Governance/ Nominating Committee or the Board decides not to re-nominate a member for re-election, or if the Corporate Governance/ Nominating Committee recommends to expand the size of the Board of Directors, the Corporate Governance/ Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Corporate Governance/ Nominating Committee and the Board of Directors provide suggestions as to individuals meeting the criteria of the Corporate Governance/ Nominating Committee. Consultants may also be engaged to assist in identifying qualified individuals.
Communication with the Board of Directors
      Stockholders with questions about the Company are encouraged to contact Allied Capital’s Investor Relations department. However, if stockholders feel their questions have not been addressed, they may communicate with the Company’s Board of Directors by sending their communications to Allied Capital Corporation Board of Directors, c/o Corporate Secretary, 1919 Pennsylvania Avenue, NW, Washington, DC 20006. All stockholder communications received by the Company’s

Corporate Secretary in this manner will be delivered to one or more members of the Board of Directors.
Code of Business Conduct
      Each executive officer as well as every employee of the Company is subject to the Company’s Code of Business Conduct, which is available on the Company’s website at www.alliedcapital.com in the Investor Resources section and is also available in print to any stockholder who requests a copy.
Corporate Governance Policy
      The Company’s Corporate Governance Policy is available on the Company’s website at www.alliedcapital.com in the Investor Resources section and is available in print to any stockholder who requests a copy.
Information about Executive Officers
      The following information, as of March 10, 2006, pertains to the Company’s executive officers who are not directors of the Company.
Kelly A. Anderson
Age 52. Ms. Anderson, Executive Vice President and Treasurer, has been employed by the Company since 1987. Ms. Anderson is responsible for the Company’s treasury, cash management and infrastructure operations.
Scott S. Binder
Age 51. Mr. Binder, Chief Valuation Officer, has been employed by the Company since 1997. He has served as Chief Valuation Officer since 2003. He served as a consultant to the Company from 1991 until 1997. Prior to joining the Company, Mr. Binder formed and was President of Overland Communications Group. He also served as a board member and financial consultant for a public affairs and lobbying firm in Washington, DC. Mr. Binder founded Lonestar Cablevision in 1986, serving as President until 1991. In the early 1980’s, Mr. Binder worked for two firms specializing in leveraged lease transactions. From 1976 to 1981, he was employed by Coopers & Lybrand.
Michael J. Grisius
Age 42. Mr. Grisius, Managing Director, has been employed by the Company since 1992. Prior to joining the Company, Mr. Grisius worked in leveraged finance at Chemical Bank from 1989 to 1992 and held senior accountant and consultant positions with KPMG LLP from 1985 to 1988.
Jeri J. Harman
Age 48. Ms. Harman, Managing Director, has been employed by the Company since 2004. Prior to joining the Company, Ms. Harman served as a Managing Director and Principal for American Capital Strategies, Ltd., a business development company, from 2000 until 2004. She worked as a Managing Director and Head of Private Placements for First Security Van Kasper from 1996 to 2000 and a Managing Director of Coopers & Lybrand from 1993 to 1996. From 1982 to 1993, Ms. Harman held various senior level positions in the private placement arm of The Prudential Insurance Company of America. She has served on the Board of Directors for the Association of Corporate Growth since 2000.
Thomas C. Lauer
Age 38. Mr. Lauer, Managing Director, has been employed by the Company since 2004. Prior to joining the Company, Mr. Lauer worked in GE Capital’s sponsor finance group from 2003 to 2004 and in the merchant banking and leveraged finance groups of Wachovia Securities (previously First Union Securities) from 1997 to 2003. He also held senior analyst positions at Intel Corporation and served as a corporate lender and credit analyst at National City Corporation.
Robert D. Long
Age 49. Mr. Long, Managing Director, has been employed by the Company since 2002 and currently manages business development activities. Prior to joining the Company, Mr. Long was Managing Director and Head of Investment Banking at C.E. Unterberg from 2001 to 2002, and Managing Director at E*OFFERING/ Wit SoundView from 2000 to 2001. He also held management positions at Bank of America (Montgomery Securities) from 1996 to 2000, and Nomura Securities International from 1992 to 1996, and prior to that he served as a Managing Director at CS First Boston.
Justin S. Maccarone
Age 46. Mr. Maccarone, Managing Director, has been employed by the Company since April 2005. Prior to joining the Company, Mr. Maccarone served as a partner with UBS Capital Americas, LLC, a private equity fund focused on middle market investments from 1993 to 2005. Prior to that, Mr. Maccarone served as a Senior Vice President at GE Capital specializing in merchant banking and leveraged finance from 1989 to 1993 and served as Vice President of the Leveraged Finance Group at HSBC/ Marine Midland Bank from 1981 to 1989.
Diane E. Murphy
Age 52. Ms. Murphy, Executive Vice President and Director of Human Resources, has been employed by the Company since 2000. Prior to joining the Company, Ms. Murphy was employed by Allfirst Financial from 1982 to 1999 and served in several capacities including head of the retail banking group in the Greater Washington Metro Region from 1994 to 1996 and served as the senior human resources executive from 1996 to 1999.
Penni F. Roll
Age 40. Ms. Roll, Chief Financial Officer, has been employed by the Company since 1995. Ms. Roll is responsible for the Company’s financial operations. Prior to joining the Company, Ms. Roll was employed by KPMG LLP in the firm’s audit practice.
Daniel L. Russell
Age 41. Mr. Russell, Managing Director, has been employed by the Company since 1998. Prior to joining the Company, Mr. Russell was employed by KPMG LLP in the firm’s financial services group.

John M. Scheurer
Age 53. Mr. Scheurer Managing Director, has been employed by the Company since 1991. Earlier in his career, Mr. Scheurer managed his own commercial real estate company, served as executive vice president of Hunter Companies, a full service commercial real estate leasing, investment and management company, and spent seven years with First American Bank in Washington DC. Mr. Scheurer is currently a member of the Board of Governors of the Commercial Mortgage Securities Association. He has also served as Chairman and as a Vice Chair of the Capital Markets Committee for the Commercial Real Estate Finance Committee of the Mortgage Bankers Association.
John D. Shulman
Age 43. Mr. Shulman, Managing Director, has been employed by the Company since 2001. Prior to joining the Company, Mr. Shulman served as the President and CEO of Onyx International, LLC, a venture capital firm, from 1994 to 2001. Prior to his involvement with Onyx, Mr. Shulman served as Director of Development for the Tower Companies, a diversified portfolio of private equity and real estate investments. He currently serves as a director of ChemLink Laboratories LLC and as a member of the investment committees of Taiwan Mezzanine Fund and Greater China Private Equity Fund.
Suzanne V. Sparrow
Age 40. Ms. Sparrow, Executive Vice President, Chief Compliance Officer and Corporate Secretary, has been employed by the Company since 1987. Ms. Sparrow manages the Company’s compliance and corporate governance activities.
Compensation of Directors and Certain Executive Officers
      The following table sets forth compensation that the Company paid during the year ended December 31, 2005, to all of the directors and the three highest paid executive officers of the Company (collectively, the “Compensated Persons”) in each capacity in which each Compensated Person served. Certain of the Compensated Persons served as both officers and directors.
      The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” as defined in the Investment Company Act of 1940.

Compensation Table

			Pension or
			Retirement
			Benefits
	Aggregate	Securities	Accrued as	Directors
	Compensation	Underlying	Part of	Fees Paid
	from the	Options/	Company	by the
Name	Company (1,2)	SARs (3)	Expenses (1)	Company (4)

Interested Directors:
William L. Walton, Chairman & CEO	$7,381,605	—	$—	$—
Joan M. Sweeney, Chief Operating Officer	4,119,587	—	—	—
Robert E. Long, Director	84,000	5,000	—	84,000
Independent Directors:
Ann Torre Bates, Director	88,500	5,000	—	88,500
Brooks H. Browne, Director	113,500	5,000	—	113,500
John D. Firestone, Director	66,000	5,000	—	66,000
Anthony T. Garcia, Director	107,000	5,000	—	107,000
Lawrence I. Hebert, Director	101,000	5,000	—	101,000
John I. Leahy, Director	112,500	5,000	—	112,500
Alex J. Pollock, Director	73,500	5,000	—	73,500
Marc F. Racicot, Director	50,000	10,000	—	50,000
Guy T. Steuart II, Director	83,500	5,000	—	83,500
Laura W. van Roijen, Director	92,000	5,000	—	92,000
Executive Officers:
John M. Scheurer, Managing Director	=4,167,568	50,000	—	—

(1)	The following table provides detail as to aggregate compensation paid for 2005 to the three highest paid executive officers of the Company, including the Chief Executive Officer:

					Other
	Salary	Bonus (5)	IPA	IPB	Benefits

Mr. Walton	$1,528,846	$2,750,000	$1,475,000	$1,475,000	$152,759
Ms. Sweeney	1,019,231	1,500,000	750,000	750,000	100,356
Mr. Scheurer	611,538	2,350,000	550,000	550,000	106,030

For 2005, the Company established individual performance awards (IPA) and individual performance bonuses (IPB). See also “Individual Performance Award” and “Individual Performance Bonus”. Included for each executive officer in “Other Benefits” is, among other things, an employer contribution to the 401(k) Plan, a contribution to the Deferred Compensation Plan I, amounts attributed to travel of non-employee family members when they have accompanied a Compensated Person on a business trip, and health and dental insurance. See also “Employment Agreements.”

(2)	Messrs. Walton, Pollock and Scheurer and Ms. Sweeney deferred $1.6 million, $28 thousand, $0.6 million, and $0.8 million, respectively, of the compensation earned during the year ended December 31, 2005.

(3)	See “Stock Option Awards” for terms of options granted in 2005.

(4)	Consists only of directors’ fees paid by the Company for 2005. Such fees are also included in the column titled “Aggregate Compensation from the Company”.

(5)	Mr. Scheurer’s 2005 bonus included two one-time lump sum bonuses totaling $1,500,000. See “Retention Agreements” for further discussion.
Compensation of Non-Officer Directors
      Each non-officer director receives an annual retainer of $40,000. In addition, committee chairs receive an annual retainer of $5,000. For each committee meeting attended, Executive Committee members receive $1,500 per meeting; Audit Committee members receive $3,000 per meeting; and members of the Compensation and Corporate Governance/ Nominating Committees receive $2,000 per meeting.
      Directors may choose to defer such fees through the Company’s Deferred Compensation Plan, and may choose to have invested such deferred income in shares of the Company’s common stock through a trust.
      Non-officer directors are eligible for stock option awards under the Company’s Amended Stock Option Plan pursuant to an exemptive order from the Commission. The terms of the order, which was granted in September 1999, provided for a one-time grant of 10,000 options to each non-officer director on the date that the order was issued, or on the date that any new director is elected by stockholders to the Board of Directors. Thereafter, each non-officer director will receive 5,000 options each year on the date of the Annual Meeting of Stockholders at the fair market value on the date of grant. See “Amended Stock Option Plan.”

Stock Option Awards
      The following table sets forth the details relating to stock option grants in 2005 to Compensated Persons under the Company’s Amended Stock Option Plan, and the potential realizable value of each grant, as prescribed to be calculated by the Commission. See “Amended Stock Option Plan.”
Options Granted During 2005

						Potential Realizable
						Value at Assumed
						Annual Rates
	Number of					of Stock Price
	Securities	Percent of				Appreciation
	Underlying	Total Options	Exercise			Over 10-Year Term (2)
	Options	Granted in	Price Per	Market	Expiration
Name	Granted	2005 (1)	Share	Value	Date	5%	10%

Interested Directors:
William L. Walton(3)	—	—	—	—	—	—	—
Joan M. Sweeney(3)	—	—	—	—	—	—	—
Robert E. Long(4)	5,000	0.07%	$26.80	$26.80	5/17/2015	$84,272	$213,561
Independent Directors:
Ann Torre Bates(4)	5,000	0.07	26.80	26.80	5/17/2015	84,272	213,561
Brooks H. Browne(4)	5,000	0.07	26.80	26.80	5/17/2015	84,272	213,561
John D. Firestone(4)	5,000	0.07	26.80	26.80	5/17/2015	84,272	213,561
Anthony T. Garcia(4)	5,000	0.07	26.80	26.80	5/17/2015	84,272	213,561
Lawrence I. Hebert(4)	5,000	0.07	26.80	26.80	5/17/2015	84,272	213,561
John I. Leahy(4)	5,000	0.07	26.80	26.80	5/17/2015	84,272	213,561
Alex J. Pollock(4)	5,000	0.07	26.80	26.80	5/17/2015	84,272	213,561
Marc F. Racicot(4)	10,000	0.15	26.80	26.80	5/17/2015	168,544	427,123
Guy T. Steuart, II(4)	5,000	0.07	26.80	26.80	5/17/2015	84,272	213,561
Laura W. van Roijen(4)	5,000	0.07	26.80	26.80	5/17/2015	84,272	213,561
Executive Officer:
John M. Scheurer(5)	50,000	0.73	27.51	27.51	8/3/2015	865,045	2,192,193

(1)	In 2005, the Company granted stock options to purchase a total of 6,815,000 shares.

(2)	Potential realizable value is calculated on 2005 stock options granted, and is net of the option exercise price but before any tax liabilities that may be incurred. These amounts represent certain assumed rates of appreciation, as mandated by the Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the shares, overall market conditions, and the continued employment by the Company of the option holder. The potential realizable value will not necessarily be realized.

(3)	In 2005, the Compensation Committee accepted Mr. Walton’s and Ms. Sweeney’s voluntary waiver to receive stock option grants for 2005 so that there would be sufficient stock option reserves to make market competitive stock option grants to other officers.

(4)	The options granted vest immediately.

(5)	The options granted vest ratably over a three-year period. In the event of a change of control, all outstanding options will become fully vested and exercisable as of the change of control.

     The following table sets forth the details of option exercises by Compensated Persons during 2005 and the values of those unexercised options at December 31, 2005.
Option Exercises and Year-End Option Values

			Number of Securities		Value of Unexercised In-the-
			Underlying Unexercised		Money Options as of
	Shares		Options as of 12/31/05		12/31/05 (2)
	Acquired	Value
Name	on Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Interested Directors:
William L. Walton	16,821	$139,255	2,623,280	200,000	$23,264,055	$78,000
Joan M. Sweeney	0	0	1,478,220	150,000	12,304,665	58,500
Robert E. Long	5,000	48,650	35,000	0	199,270	0
Independent Directors:
Ann Torre Bates	0	0	20,000	0	115,000	0
Brooks H. Browne	0	0	40,000	0	258,620	0
John D. Firestone	0	0	40,000	0	258,620	0
Anthony T. Garcia	0	0	40,000	0	258,620	0
Lawrence I. Hebert	0	0	40,000	0	258,620	0
John I Leahy	2,500	25,125	37,500	0	228,945	0
Alex J. Pollock	1,000	4,380	9,000	0	32,570	0
Marc F. Racicot	0	0	10,000	0	25,700	0
Guy T. Steuart II	0	0	40,000	0	258,620	0
Laura W. van Roijen	0	0	40,000	0	258,620	0
Executive Officer:
John M. Scheurer	109,393	1,152,293	923,670	125,000	6,890,617	122,250

(1)	Value realized is calculated as the closing market price on the preceding date prior to the date of exercise, net of option exercise price, but before any tax liabilities or transaction costs. This is the deemed market value, which may actually be realized only if the shares are sold at that price. Mr. Walton did not sell any of the shares he received upon the exercise of stock options.

(2)	Value of unexercised options is calculated as the closing market price on December 30, 2005, ($29.37), net of the option exercise price, but before any tax liabilities or transaction costs. “In-the-Money Options” are options with an exercise price that is less than the market price as of December 30, 2005.
Report of the Compensation Committee on Executive Compensation
      The Compensation Committee is comprised entirely of independent directors who are also non-employee directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and independent directors as defined by New York Stock Exchange rules.
      Role of the Compensation Committee. The Compensation Committee operates pursuant to a charter that sets forth the mission of the Compensation Committee and its specific goals and responsibilities. The Compensation Committee’s mission is to evaluate the compensation of the executive officers of the Company, and their performance relative to their compensation, and to assure that they are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. In addition, the Compensation Committee shall evaluate and make recommendations to the Board regarding the compensation of the directors, including their compensation for services on Board committees.

      The Compensation Committee’s charter reflects these goals and responsibilities, and the Compensation Committee annually reviews and revises its charter as necessary. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from management and from an outside compensation consultant that it selects and retains. The Compensation Committee may also, from time to time, consult with legal, accounting or other advisors all in accordance with the authority granted to the Compensation Committee in its charter.
      Overview of Compensation Program. The Compensation Committee believes that the Company’s compensation paid to its executive officers should be aligned with the achievement of certain corporate and executive performance objectives that have been established to achieve long-term objectives of the Company. The Compensation Committee also believes that the Company’s compensation structure should enable the Company to attract, motivate, and retain key officers who will contribute to the Company’s future success.
      Elements of Executive Compensation. The Compensation Committee recognizes that the design and structure of the Company’s compensation program must align with the requirements of the Investment Company Act of 1940 (the “1940 Act”). The 1940 Act imposes certain limitations on the structure of a BDC’s compensation program. The 1940 Act prohibits a business development company from maintaining a stock option plan and a profit sharing arrangement simultaneously.
      The Compensation Committee determined that the compensation packages for 2005 for executive officers should generally consist of the following five key components:

•	Annual base salary;

•	Annual cash bonus, the amount of which is determined by the Compensation Committee on a discretionary basis and is dependent on the achievement of certain corporate and executive performance objectives that have been established to achieve long-term objectives of the Company;

•	Individual Performance Award (IPA), which is a cash award that is generally determined at the beginning of the year based upon the individual performance of the officer, which is used exclusively to purchase shares of the Company’s common stock in the market through a deferred compensation plan;

•	Individual Performance Bonus (IPB), which is a cash award that is generally determined at the beginning of the year based upon the individual performance of the officer and is paid bi-weekly; and

•	Stock options, priced at the current market value.
      In addition, the Company provides certain benefits for all employees, which include a 401(k) Plan contribution which generally equals up to 5% of each employee’s annual base salary and annual cash bonus. See “401(k) Plan” below. The Company also makes available to all employees health insurance, dental insurance, and group life, disability, and other insurance. The Company also provides certain limited perquisites such as parking expenses for certain senior officers. Prior to the

Sarbanes-Oxley Act of 2002, the Company provided split dollar life insurance arrangements for certain senior officers. The Company subsequently has terminated its obligations to pay future installments with respect to existing split-dollar life insurance arrangements.
      The Company utilizes corporate aircraft for business use in an effort to improve the efficiency of required business travel. Compensated Persons receive imputed income reflected in their aggregate compensation for income tax purposes for cases where non-employee family members may accompany an employee on a business trip.
      Assessment of Peer Comparisons. The Compensation Committee annually retains a third party compensation consultant to assess the competitiveness of the current and proposed compensation levels of its three highest paid executive officers, or Named Executive Officers (NEOs) to competitive market practices. As a part of this process, the Compensation Committee and its consultant analyze NEO compensation information relative to: (a) a peer group of publicly-traded companies, including internally managed BDCs, deemed similar to the Company in terms of industry segment and competitive market for executive talent; (b) published survey data on similarly-sized private equity firms; and (c) estimation of aggregate compensation levels paid to employees of externally-managed BDCs and a real estate investment trust. Through this process, the Compensation Committee benchmarked the Company’s compensation for NEOs to the median (50th percentile) through the 75th percentile of peer group compensation levels and to approximately the median (50th percentile) compensation levels of published survey compensation data within the private equity industry.
      Determination of 2005 Annual Cash Bonus, 2006 IPA and 2006 IPB for Named Executive Officers. During 2005, the Company achieved several strategic investment and operational goals and objectives, including the sale of the Company’s CMBS and CDO portfolio. In determining the 2005 annual cash bonuses for the NEOs, the Compensation Committee considered the achievement of certain corporate and executive performance objectives and the long-term objectives of the company. The Compensation Committee also evaluated other forms of compensation granted in 2005, including stock option grants. The Committee accepted Mr. Walton’s and Ms. Sweeney’s voluntary waiver to receive stock option grants so that the Company had sufficient stock option reserves to make market competitive stock option grants to key employees below the NEO level.
      In determining the 2006 IPAs and 2006 IPBs the Compensation Committee considered each NEO’s individual contributions to the Company as a whole. The 2006 IPAs for Mr. Walton, Ms. Sweeney and Mr. Scheurer were determined to be $1,475,000, $750,000, and $550,000, respectively. The 2006 IPBs for Mr. Walton, Ms. Sweeney and Mr. Scheurer are $1,475,000, $750,000, and $550,000, respectively. The 2006 IPAs and IPBs for the NEOs were awarded with no increase over 2005 award amounts.
      The IPAs are not paid to executive officers on a current basis. Instead, IPAs are deposited in a deferred compensation trust in approximately equal cash installments, on a quarterly basis, and the cash is used to purchase shares of the Company’s common stock in the market on the New York Stock Exchange. See “The 2005 Deferred Compensation Plan II”.

      Determination of CEO Compensation. The compensation of the Chief Executive Officer is determined based on criteria described earlier in this Report of the Compensation Committee on Executive Compensation. 2005 was a year of continued progress and accomplishments in achieving certain corporate and executive performance objectives, including the sale of the Company’s CMBS and CDO portfolio and other strategic investment and operational goals important to the Company and its long-term success. Under Mr. Walton’s leadership in 2005, the Company invested $1.5 billion in over 50 total transactions, generated $273.5 million in net realized gains, paid $314.5 million in dividends to stockholders, raised $350 million in long-term debt and expanded its organizational capabilities through a new business development initiative and growth in investment talent in its Washington office and three regional offices in New York, Chicago and Los Angeles.
      Mr. Walton is paid an annual base salary of $1,500,000, the same rate that has been in effect since February 2004, and Mr. Walton received an annual bonus for 2005 of $2,750,000 in recognition of the Company’s performance discussed above and his instrumental role in driving those results. Mr. Walton also received a 2005 IPA of $1,475,000 and a 2005 IPB of $1,475,000. Mr. Walton voluntarily waived his right to participate in stock option grants in 2005 to help ensure that the Company had sufficient stock option reserves to make market competitive stock option grants to key employees below the NEO level.
      The compensation amounts described above for Mr. Walton place his compensation between the median (50th percentile) and 75th percentile of peer group compensation levels and approximately the median (50th percentile) compensation levels of published survey compensation data within the private equity industry based on the latest available data.
      Review of All Components of NEO Compensation. The Compensation Committee reviews tally sheets that illustrate all components of the compensation provided to the Company’s NEOs, including base salary, annual cash bonus, IPAs and IPBs, stock option awards, perquisites and benefits, the accumulated balance under non-qualified deferred compensation plans, and the aggregate amounts that may be paid as the result of certain events of termination under employment agreements including a change of control. The Compensation Committee also provided a full report of all compensation program components to the Board of Directors.
      The undersigned members of the Compensation Committee have submitted this report to the Board of Directors and approved its inclusion in the Company’s proxy statement.

Compensation Committee
John I. Leahy, Chairman
Brooks H. Browne, Member
John D. Firestone, Member
Anthony T. Garcia, Member
Marc F. Racicot, Member
The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of

1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
Amended Stock Option Plan
      The Company’s Amended Stock Option Plan is intended to encourage stock ownership in the Company by officers and directors, thus giving them a proprietary interest in the Company’s performance. The Amended Stock Option Plan was most recently approved by stockholders on May 12, 2004.
      The Compensation Committee’s principal objective in awarding stock options to the eligible officers and directors of the Company is to align each optionee’s interests with the success of the Company and the financial interests of its stockholders by linking a portion of such optionee’s compensation with the performance of the Company’s stock and the value delivered to stockholders.
      Stock options are granted under the Amended Stock Option Plan at a price not less than the prevailing market value at the time of the grant and will have realizable value only if the Company’s stock price increases. The Compensation Committee determines the amount, if any, and features of the stock options to be awarded to optionees. The Compensation Committee evaluates a number of criteria, including the past service of each such optionee to the Company, the present and potential contributions of such optionee to the success of the Company, and such other factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the Amended Stock Option Plan, including the recipient’s current stock holdings, years of service, position with the Company, and other factors. The Compensation Committee does not apply a formula assigning specific weights to any of these factors when making its determination. The Compensation Committee awards stock options on a subjective basis and such awards depend in each case on the performance of the officer under consideration, and in the case of new hires, their potential performance.
      The Amended Stock Option Plan is designed to satisfy the conditions of Section 422 of the Code so that options granted under the Amended Stock Option Plan may qualify as “incentive stock options.” To qualify as “incentive stock options,” options may not become exercisable for the first time in any year if the number of incentive options first exercisable in that year multiplied by the exercise price exceeds $100,000.
      The Company has received approval from the Commission to grant non-qualified stock options under the Amended Stock Option Plan to non-officer directors. Pursuant to the Commission order, non-officer directors receive options to purchase 10,000 shares upon election by stockholders to the Board of Directors, and options to purchase 5,000 shares each year thereafter, on the date of the Annual Meeting of Stockholders.
401(k) Plan
      The Company maintains a 401(k) plan (the “401(k) Plan”). All full-time employees who are at least 21 years of age have the opportunity to contribute pre-tax salary deferrals into the 401(k) Plan up to $15,000 annually for the 2006 plan year, and to direct the investment of these contributions. Plan participants who are age 50 or older during the 2006 plan year are eligible to defer an additional $5,000 during 2006. The 401(k) Plan allows eligible participants to invest in shares of a Company Common Stock Fund, consisting of Allied Capital common stock and cash, among other investment options. In addition, during the 2006 plan year, the Company expects to contribute up to 5% of each participant’s eligible compensation for the year, up to a maximum compensation of $220,000, to each participant’s plan account on the participant’s behalf, which fully vests at the time of the contribution. The contribution with respect to compensation in excess of $220,000 will be made to The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan. See “The 2005 Deferred Compensation Plan”. On March 10, 2006, the 401(k) Plan held less than 1% of the outstanding shares of the Company. See “Voting Securities.”
Individual Performance Award
      The Compensation Committee has established a long-term incentive compensation program whereby the Compensation Committee of the Board of Directors determines an Individual Performance Award (“IPA”) for certain officers annually, generally at the beginning of each year. In determining the award for any one officer, the Compensation Committee considers individual performance factors, as well as the individual’s contribution to the returns generated for stockholders, among other factors. The IPA for 2006 has been determined to be approximately $6.8 million, however, the Compensation Committee may adjust the IPA as needed. The IPAs are deposited in a trust in approximately equal cash installments, on a quarterly basis, and the cash is used to purchase shares of the Company’s common stock in the market. See “The 2005 Deferred Compensation Plan II.”
      The following table presents the IPAs that have been awarded by the Compensation Committee for 2006 to the Compensated Persons as well as for all other participants as a group:

2006
Individual
Name and Position	Performance Award(1)

William L. Walton, Chief Executive Officer	$1,475,000
Joan M. Sweeney, Chief Operating Officer	750,000
John M. Scheurer, Managing Director	550,000
All Executive Officers as a Group (excluding the Compensated Persons)	2,690,500
All Non-Executive Officers as a Group	1,330,000

Total	$6,795,500

(1)	Represents IPAs expected to be expensed for financial reporting purposes for 2006 for these officers, assuming each participant remains employed by the Company throughout the year. These amounts are subject to change if there is a change in the composition of the pool of award recipients during the year, or if the Compensation Committee determines that a change to an individual award is needed.
Individual Performance Bonus
      As a result of changes in regulation imposed by the Jobs Creation Act of 2004 associated with deferred compensation arrangements, as well as an increase in the competitive market for recruiting and retaining top performers in private equity firms, the Compensation Committee recommended to the Board and the Board has approved that a portion of the IPA should be paid as an Individual Performance Bonus (“IPB”) for 2006, consistent with the practice for paying the IPB in 2005. The

IPB for 2006 has been determined to be approximately $6.8 million, however, the Compensation Committee may adjust the IPB as needed. The IPB will be distributed in cash to award recipients in equal bi-weekly installments as long as each recipient remains employed by the Company. If a recipient terminates employment during the year, any remaining cash payments under the IPB would be forfeited. The following table presents the IPBs that have been awarded for 2006 for the Compensated Persons, as well as for all other recipients as a group:

2006
Individual
Name and Position	Performance Bonus(2)

William L. Walton, Chief Executive Officer	$1,475,000
Joan M. Sweeney, Chief Operating Officer	750,000
John M. Scheurer, Managing Director	550,000
All Executive Officers as a Group (excluding the Compensated Persons)	2,690,500
All Non-Executive Officers as a Group	1,330,000

Total	$6,795,500

(2)	Represents IPBs expected to be expensed for financial reporting purposes for 2006 for these officers, assuming each recipient remains employed by the Company throughout the year. These amounts are subject to change if there is a change in the composition of the pool of award recipients during the year or if the Compensation Committee determines that a change to an individual award is needed.
The 2005 Deferred Compensation Plan I
      Pursuant to changes in regulation imposed by the Jobs Creation Act of 2004 associated with deferred compensation arrangements, in 2005, the Company restated and replaced its existing deferred compensation plan (“DCP I”) with The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan (“2005 DCP I”). The 2005 DCP I is an unfunded plan, as defined by the Code, that provides for the deferral of compensation by directors, employees, and consultants of the Company. Any director, senior officer, or consultant of the Company is eligible to participate in the 2005 DCP I at such time and for such period as designated by the Board of Directors. The 2005 DCP I is administered through a trust, and the Company funds this plan through cash contributions. Directors may choose to defer director’s fees through the 2005 DCP I, and may choose to have invested such deferred income in shares of the Company’s common stock through a trust. On March 10, 2006, the trust related to the 2005 DCP I held 2,499 shares of the Company’s common stock.
      The Company continues to maintain DCP I and all deferrals made to the DCP I (through December 31, 2004) shall be distributed pursuant to the terms of that plan. In the event of termination of employment, the participant’s deferral account in DCP I will be immediately distributed, either in lump sum or annual installments, as previously elected by the participant. On March 10, 2006, the trust related to the DCP I held 1,488 shares of the Company’s common stock.
      In the event of a change of control, all amounts in a participant’s deferral account in DCP I will be immediately distributed to the participant. For purposes of DCP I, “Change of Control” prior to the Jobs Creation Act of 2004 (“Pre-JCA”) was defined as (i) the sale or other disposition of all or substantially all of the Company’s assets; or (ii) the acquisition, whether directly, indirectly, beneficially (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934), or of record, as a result of a merger, consolidation or otherwise, of securities of the

Company representing fifteen percent (15%) or more of the aggregate voting power of the Company’s then outstanding common stock by any person (within the meaning of Section 13(d) and 14(d) of the 1934 Act), including, but not limited to, any corporation or group of persons acting in concert, other than (A) the Company or its subsidiaries and/or (B) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan; or (iii) the individuals who were members of the Board of Directors as of the Effective Date (the “Incumbent Board”) cease to constitute at least two-thirds (2/3) of the Board; provided, however, that any director appointed by at least two-thirds (2/3) of the then Incumbent Board or nominated by at least two-thirds (2/3) of the Corporate Governance/ Nominating Committee of the Board of Directors (a majority of the members of the Corporate Governance/ Nominating Committee shall be members of the then Incumbent Board or appointees thereof), other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.
      For 2005, all deferrals were made to the 2005 DCP I and shall be distributed pursuant to the terms of this plan in compliance with the Jobs Creation Act of 2004. In the event of termination of employment, the participant’s deferral account in 2005 DCP I will be distributed either in lump sum or annual installments, as previously elected by the participant, however, in no event will the first payment be made earlier than six months after the date of employment termination.
      In the event of a change of control, all amounts in a participant’s deferral account in 2005 DCP I will be immediately distributed to the participant. For purposes of 2005 DCP I, “Change of Control” following the Jobs Creation Act of 2004 (“Post-JCA”) is defined as (i) the sale or other disposition of at least forty percent (40%) of the Company’s assets; or (ii) the acquisition, whether directly, indirectly, beneficially (within the meaning of Rule 13d-3 of the 1934 Act), or of record, as a result of a merger, consolidation or otherwise, of securities of the Company representing fifty percent (50%) or more of the aggregate voting power of the Company’s then outstanding common stock by any person (within the meaning of Section 13(d) and 14(d) of the 1934 Act), including, but not limited to, any corporation or group of persons acting in concert, other than (A) the Company or its subsidiaries and/or (B) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan; or (iii) the individuals who were members of the Board of Directors as of the Effective Date (the “Incumbent Board”) cease to constitute at least two-thirds (2/3) of the Board of Directors; provided, however, that any director appointed by at least two-thirds (2/3) of the then Incumbent Board or nominated by at least two-thirds (2/3) of the Corporate Governance/ Nominating Committee of the Board (if a majority of the members of the Corporate Governance/ Nominating Committee are members of the then Incumbent Board or appointees thereof), other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.

      The Compensation Committee of the Company’s Board of Directors administers DCP I and 2005 DCP I. The Board of Directors reserves the right to amend, terminate, or discontinue DCP I and 2005 DCP I, provided that no such action will adversely affect a participant’s rights under the plans with respect to the amounts paid to his or her deferral accounts.
The 2005 Deferred Compensation Plan II
      In conjunction with the IPA, the Company established a non-qualified deferred compensation plan (“DCP II”) in 2004, which is administered through a trust by an independent third-party trustee. In 2005 and pursuant to recent changes in regulation imposed by the Jobs Creation Act of 2004 associated with deferred compensation arrangements, the Company restated and replaced DCP II with The 2005 Allied Capital Corporation Non-Qualified Deferred Compensation Plan II (“2005 DCP II”). All IPA contributions made for 2005 were made into the 2005 DCP II.
      The IPAs are generally deposited in the trust in equal installments, on a quarterly basis, in the form of cash. The Compensation Committee designed both DCP II and 2005 DCP II to require the trustee to use the cash to purchase shares of the Company’s common stock in the market on the New York Stock Exchange. A participant only vests in the award as it is deposited into the trust. The Compensation Committee, in its sole discretion, shall designate the senior officers who will receive IPAs and participate in 2005 DCP II. During any period of time in which a participant has an account in either DCP II or 2005 DCP II, any dividends declared and paid on shares of common stock allocated to the participant’s accounts shall be reinvested by the trustee as soon as practicable in shares of the Company’s common stock purchased in the open market.
      The Company continues to maintain DCP II and all contributions made to DCP II (through December 31, 2004) shall be distributed pursuant to the terms of that plan. In the event of termination of employment, one-third of the participant’s deferral account in DCP II will be immediately distributed, one half of the then current remaining balance will be distributed within 30 days of the first anniversary of his or her employment termination date, and the remainder of the account balance will be distributed within 30 days of the second anniversary of the employment termination date. In the event of a change of control (following the Pre-JCA definition for “Change in Control”), all amounts in a participant’s deferral account in DCP II will be immediately distributed to the participant.
      Contributions made to the 2005 DCP II shall be distributed pursuant to the terms of this plan in compliance with the Jobs Creation Act of 2004. In the event of termination of employment, one-third of the participant’s deferral account in 2005 DCP II will be distributed six months after the date of employment termination, one half of the then current remaining balance will be distributed within 30 days of the first anniversary of his or her employment termination date, and the remainder of the account balance will be distributed within 30 days of the second anniversary of the employment termination date. In the event of a change of control, (following the Post-JCA definition for “Change of Control”), all amounts in a participant’s deferral account in 2005 DCP II will be immediately distributed to the participant.
      A participant who violates certain non-solicitation covenants contained in the DCP II and 2005 DCP II during the two years after the termination of his or her employment will forfeit back to the Company the remaining value of his or her deferral accounts.
      The aggregate maximum number of shares of the Company’s common stock that the trustee is authorized to purchase in the open market for the purpose of investing the cash from IPAs in DCP II and 2005 DCP II is 3,500,000 shares, subject to appropriate adjustments in the event of a stock dividend, stock split, or similar change in capitalization affecting the Company’s common stock. On March 10, 2006, the trust related to the DCP II held 484,838 shares of the Company’s common stock and the trust related to the 2005 DCP II held 242,208 shares of the Company’s common stock.
      The Compensation Committee of the Company’s Board of Directors administers DCP II and 2005 DCP II. The Board of Directors reserves the right to amend, terminate, or discontinue DCP II and 2005 DCP II, provided that no such action will adversely affect a participant’s rights under the plans with respect to the amounts paid to his or her deferral accounts.
Employment Agreements
      The Company entered into employment agreements in 2004 with William L. Walton, the Company’s Chairman and CEO, and Joan M. Sweeney, the Company’s Chief Operating Officer, each of whom is a Compensated Person. The Company also entered into an employment agreement in 2004 with Penni F. Roll, the Company’s Chief Financial Officer. Each of the agreements provides for a three-year term that extends one day at the end of every day during its length, unless either party provides written notice of termination of such extension. In that case, the agreement would terminate three years from such notification.
      Each agreement specifies each executive’s base salary compensation during the term of the agreement. The Compensation Committee has the right to increase the base salary during the term of the employment agreement. In addition, each employment agreement states that the Compensation Committee may provide, at their sole discretion, an annual cash bonus. This bonus is to be determined with reference to each executive’s performance in accordance with performance criteria to be determined by the Compensation Committee in its sole discretion. Under each agreement, each executive also is entitled to participate in the Company’s Amended Stock Option Plan, and to receive all other awards and benefits previously granted to each executive, including life insurance premiums.
      The executive has the right to voluntarily terminate employment at any time with 30 days’ notice, and in such case, the employee will not receive any severance pay. Among other things, the employment agreements prohibit the solicitation of employees from the Company in the event of an executive’s departure for a period of two years.
      If employment is terminated with cause, the employee will not receive any severance pay. If employment is terminated without cause during the term of the agreement, or within 24 months after a change in control, the executive shall be entitled to severance pay for a period not to exceed 36 months. Severance pay shall include three times the average base salary for the preceding three years, plus three times the average bonus compensation for the preceding three years, plus a lump sum amount equal to $3,178,000 for Mr. Walton and $2,831,000 for Ms. Sweeney. In the event of a change in control, Mr. Walton and Ms. Sweeney would be entitled to a tax equalization payment calculated in accordance with Section 280G of the Code on distributions to which the employee is entitled upon termination, and the Company would also provide compensation to offset any applicable excise tax penalties imposed on the executive under Section 4999 of the Code. Such severance pay shall be paid in two installments: 75% of such pay shall be paid at the time of separation, and 25% shall be paid on the second anniversary of such separation. Stock options would cease to vest during the severance period.
      Under the employment agreements, a “Change of Control” currently follows the Pre-JCA definition of change of control. The Jobs Creation Act of 2004 mandates that a “Change of Control” shall follow the Post-JCA definition for change in control. While the Company has not amended the employment agreements with its executives to reflect this, the executives have acknowledged that payments will only be made pursuant to the Change of Control provision if such change meets the definition mandated by the Jobs Creation Act of 2004.
Retention Agreements
      On October 27, 2005, the Company entered into a recission of the retention agreement with John M. Scheurer, one of the Company’s managing directors. Pursuant to the terms of such agreement, the Company agreed to terminate a retention agreement it had entered into with Mr. Scheurer in March 2005. The Company entered into the retention agreement with Mr. Scheurer in connection with its consideration of strategic alternatives for its commercial real estate investment portfolio. In May 2005, the Company announced the completion of a transaction regarding its CMBS and CDO portfolio. As a result, Mr. Scheurer received a one-time lump sum bonus of $500,000 in accordance with the terms of the retention agreement.
      Mr. Scheurer’s retention agreement also provided that he would receive a payment of $1.8 million if the acquirer of the Company’s CMBS and CDO portfolio did not offer to employ Mr. Scheurer at a base salary of at least $750,000 and he did not accept employment with the acquirer on other terms. However, because the Company determined to retain Mr. Scheurer as a managing director, it entered into the recission of the retention agreement with Mr. Scheurer to provide that the Company will only be obligated to pay Mr. Scheurer the $1.8 million payment due under the retention agreement if his employment with the Company is terminated prior to July 1, 2006, for any reason other than his voluntary resignation, his death or his termination by the Company for cause.
      In addition, the Company awarded a one-time lump sum transition services bonus of $1,000,000 to Mr. Scheurer in connection with the sale of its CMBS and CDO portfolio.
Indemnification Agreements
      The Company has entered into indemnification agreements with its directors and certain senior officers of the Company. The indemnification agreements are intended to provide these directors and senior officers the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that the Company shall indemnify the director or senior officer who is a party to the agreement (an “Indemnitee”), including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company.
Certain Relationships and Related Transactions
      The following table sets forth certain information, as of March 10, 2006, regarding indebtedness to the Company in excess of $60,000 of any person serving as a director or executive officer of the Company and of any nominee for election as a director at any time since January 1, 2005. All of such indebtedness results from loans made by the Company to enable the exercise of stock options. The loans are required to be fully collateralized and are full recourse against the borrower and have varying terms not exceeding ten years. The interest rates charged generally reflect the applicable federal rate on the date of the loan.
      As a business development company under the 1940 Act, the Company is entitled to provide and has provided loans to officers of the Company in connection with the exercise of stock options. However, as a result of provisions of the Sarbanes-Oxley Act of 2002, the Company has been prohibited from making new loans to its executive officers since July 30, 2002.

		Range of
	Highest Amount	Interest Rates			Amount
	Outstanding				Outstanding at
Name and Position with Company	During 2005	High		Low	March 10, 2006

Executive Officers:
Kelly A. Anderson, Executive Vice President and Treasurer	$496,225	5.96%	—	3.91%	$496,225
Michael J. Grisius, Managing Director	230,727	4.68%	—	3.91%	230,727
Penni F. Roll, Chief Financial Officer	1,224,833	6.24%	—	4.45%	825,829
John M. Scheurer, Managing Director	167,453	4.73%	—	4.73%	—
John D. Shulman, Managing Director	99,991	2.85%	—	2.85%	—
Suzanne V. Sparrow, Executive Vice President and Secretary	626,309	6.18%	—	4.45%	476,998
Joan M. Sweeney, Chief Operating Officer and Director(1)	399,962	4.45%	—	4.45%	399,962

(1)	Ms. Sweeney is an interested director. Interested directors are “interested persons” as defined by the Investment Company Act of 1940.
Section 16(a) Beneficial Ownership Reporting Compliance
      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the Commission and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based on the Company’s review of Forms 3, 4, and 5 filed by such persons, the Company believes that during 2005 all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

PROPOSAL 2.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The Audit Committee and the disinterested members of the Board of Directors have appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. If the stockholders ratify the selection of KPMG LLP as the Company’s accountants, KPMG LLP also will be the independent registered public accounting firm for the consolidated subsidiaries of the Company.
      KPMG LLP has advised the Company that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its subsidiaries.
      The Company expects that a representative of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.
      Unless marked to the contrary, the shares represented by the enclosed proxy card will be voted for ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT
STOCKHOLDERS VOTE TO RATIFY THE SELECTION OF KPMG LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.
Fees Paid to KPMG LLP for 2005 and 2004
      The following are aggregate fees billed to the Company by KPMG LLP during 2005 and 2004.

	Fiscal Year Ended
	December 31

	2005	2004

Audit Fees	$1,731,841	$1,447,000
Audit-Related Fees	255,502	432,000
Tax Fees	79,000	58,500
All Other Fees	—	—

TOTAL FEES:	$2,066,343	$1,937,500

      Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s year-end consolidated financial statements and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings. These services for 2005 also include the audits of management’s assessment of the effectiveness and the effectiveness of the Company’s internal controls over financial reporting.
      Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and fees related to requests for documentation and information from regulatory and other government agencies.
      Tax Fees. Tax fees consist of fees billed for professional services for tax compliance. These services include assistance regarding federal, state, and local tax compliance.
      All Other Fees. All other fees would include fees for products and services other than the services reported above.
Report of the Audit Committee
      As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm all of the Company’s financial statements filed with the Commission for each quarter during 2005 and as of and for the year ended December 31, 2005. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and reviewed significant accounting issues with the Audit Committee. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.
      The Audit Committee of the Board has established a pre-approval policy that describes the permitted audit, audit-related, tax, and other services to be provided by KPMG LLP, the Company’s independent registered public accounting firm. The policy requires that the Audit Committee pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such service does not impair the firm’s independence.
      Any requests for audit, audit-related, tax, and other services that have not received general pre-approval must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.
      The Audit Committee received and reviewed the written disclosures from the independent registered public accounting firm required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the firm its independence. The Audit Committee has reviewed the audit fees paid by the Company to the independent registered public accounting firm. It has also reviewed non-audit services and fees to assure compliance with the Company’s and the Audit Committee’s policies restricting the independent registered public accounting firm from performing services that might impair its independence. The Audit Committee also reviewed the requirements and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal controls over financial reporting.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements as of and for the year ended December 31, 2005, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Commission. The Audit Committee also recommended the selection of KPMG LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2006.

Audit Committee
Brooks H. Browne, Chairman
Ann Torre Bates, Member
Anthony T. Garcia, Member
Laura W. van Roijen, Member
PROPOSAL 3.
TO APPROVE THE ISSUANCE OF UP TO 2,500,000 SHARES OF COMMON STOCK IN EXCHANGE
FOR THE CANCELLATION OF VESTED IN-THE-MONEY OPTIONS
GRANTED TO CERTAIN OFFICERS AND DIRECTORS
IN CONNECTION WITH A STOCK OWNERSHIP INITIATIVE
      In an effort to encourage share ownership by the Company’s officers and directors, the Board of Directors has determined that it would be in the best interests of the Company and its stockholders to approve the issuance of up to 2,500,000 shares of the Company’s common stock in exchange for the cancellation of vested “in-the-money” stock options granted to certain officers and directors.
      Pursuant to a stock ownership initiative, which has been reviewed and approved by the Company’s Board of Directors, all optionees who hold vested stock options with exercise prices below the market value of the stock (or “in-the-money” options), would be offered the opportunity to receive cash and common stock in exchange for their voluntary cancellation of their vested stock options. The sum of the cash and common stock to be received by each optionee would equal the “in-the-money” value of the stock option cancelled. As part of the stock ownership initiative, the Board of Directors is also considering the adoption of a target ownership structure that would establish minimum ownership levels for Company senior officers and continue to further align the interests of the Company’s officers with those of the Company’s stockholders.
Background
      At March 10, 2006, there were 25,171,777 shares authorized but unissued remaining under the Amended Stock Option Plan, or approximately 18% of the Company’s total shares outstanding. The Company has issued options totaling 22,516,115 that have not yet been exercised. The Company would like to encourage greater stock ownership among its officers and directors and facilitate the conversion of stock option positions into Company shares owned. In addition, pursuant to the

1940 Act, the Company is limited in the amount of stock options that may be issued and outstanding at any point in time to 20% of its total shares outstanding. The Company believes that facilitating share ownership would decrease the amount of stock options outstanding and create capacity for future stock option grants under the Amended Stock Option Plan to attract new employees and retain existing employees. The Company intends to continue to use stock options as an important component of the Company’s total compensation package when attracting and retaining its employees.
      In order to increase share ownership among its officers and directors and in order to increase the number of stock options available for future grant under the Amended Stock Option Plan, the Company proposes to offer all optionees under the Amended Stock Option Plan the opportunity to voluntarily cancel some or all of their vested in-the-money stock options in exchange for an option cancellation payment (“OCP”) equal to the in-the-money value, which would be paid one-half in cash and one-half in shares of the Company’s common stock by means of a tender offer. An optionee who chooses to voluntarily cancel his/her vested options pursuant to this initiative would not be compensated for the value of the remaining life of the stock option. No vesting would be accelerated as part of this initiative.
      The cash portion of the OCP would be paid to the optionee net of required payroll and income tax withholding amounts. The Company would elect to make one-half of the OCP payable in cash so that officers and directors would not be required to sell shares of the Company’s common stock in order to satisfy income tax liabilities resulting from the exchange. In addition, option holders electing to participate in the initiative would not have to pay brokerage or other transactional fees typically associated with option exercises in the market. The Company intends to use working capital to fund this initiative. The Company does not believe that the issuance of shares of the Company’s common stock in exchange for the cancellation of stock options would constitute the issuance of shares for services, which is prohibited by the Investment Company Act of 1940.
      The common stock to be issued as part of the OCP would not be registered under the Securities Act of 1933 and the Company would not be required to register such shares. Because the shares have not been registered under the Securities Act of 1933, the optionee would not be able to transfer such shares except pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933. In particular, the shares may be publicly resold if such resales comply with Rule 144 under the Securities Act of 1933. In general, under Rule 144, if one year has elapsed since the date of acquisition of the shares from the Company, the holder of shares may publicly resell such shares subject to certain limitations. If two years have elapsed since the date of acquisition of the shares from the Company and the holder is not one of the Company’s affiliates at any time during the three months preceding the proposed sale, such person may publicly resell such shares without regard to the limitations set forth in Rule 144.
      By the terms of the Amended Stock Option Plan, stock options that are cancelled in the plan without being exercised become available for future grant. As a result, to the extent that optionees choose to voluntarily cancel any of their vested in-the-money options, such stock options would become available for future grant without increasing the total number of shares available under the Amended Stock Option Plan.

Details of the Stock Ownership Initiative
      Officers and directors with vested stock options would be offered the opportunity to receive the OCP in exchange for the voluntary cancellation of vested in-the-money stock options. The offer would be made by means of a tender offer on Schedule TO, pursuant to the Securities Act of 1934 and the 1940 Act, which would be filed with the Commission and distributed to all eligible optionees (the “Tender Offer”). The election to receive the OCP in exchange for option cancellation would be at the discretion of the individual officer or director. Officers and directors could elect to cancel some or all of their vested in-the-money options. The Company would not require a minimum level of participation in order to complete the Tender Offer.
      In order to determine the market value of a share of the Company’s common stock for purposes of determining the OCP and the number of shares that would be issued for stock options cancelled, the Company intends to use the volume weighted average price of the Company’s common stock over the fifteen trading days preceding the first day of the Tender Offer period, however the market value may not be below net asset value. The spread between the market value and the exercise price of the vested stock option cancelled would represent the value of the OCP. Thus, the value of the OCP is dependent on the market value of the Company’s common stock.
      At March 10, 2006, there were 13,024,016 vested stock options outstanding under the Amended Stock Option Plan. Assuming a market stock price of $30.50 per share (the closing price on March 10, 2006) and a weighted average exercise price of $22.36, the aggregate OCP for all vested in-the-money stock options would be approximately $106.0 million. Thus, if option holders choose to cancel all vested in-the-money options in exchange for the OCP, the Company would pay cash totaling approximately $53.0 million and issue shares of common stock with an approximate value of $53.0 million. Total shares issued would be approximately 1.7 million shares. The Board has authorized the issuance of up to 2,500,000 shares of common stock. The Company is unable to predict how many optionees would participate in the Tender Offer and is unable to predict the market price of its common stock or the amount of the OCP. Thus, the actual OCP may differ substantially from this example.
      By electing to participate in the Tender Offer, officers and directors would cancel their in-the-money stock options and forego any value that may be attributed to the remaining stock option term. As shown in the example above, 13,024,016 stock options would be cancelled in exchange for approximately 1.7 million shares, thus substantially reducing the leverage afforded by the options to officers and directors and substantially reducing the potential dilution to stockholders. The cash portion of the OCP would approximate the tax liability that would have been associated with an exercise of the options, thus the shares received by officers and directors would approximate the net after tax in-the-money value of their vested in-the-money options.
      The details surrounding the stock ownership initiative may be revised by the Board of Directors in order to comply with the requirements of Schedule TO and any other regulatory requirements. Stockholders are not being asked to approve the stock ownership initiative. Stockholders are being asked to approve the issuance of shares to satisfy the common stock portion of the OCP. Should stockholders not approve the issuance of shares, the Board of Directors may elect to revise the composition of the OCP to an all cash payment.

Economic Effect on Stockholders
      The economic benefit received by the option holder under the stock ownership initiative is no more than the value that the option holder was already entitled to pursuant to his/her option previously granted under the Amended Stock Option Plan. In fact, the economic cost of this initiative to stockholders is the same as stock option exercises in the market. For example, the economic cost of this initiative to the Company would be approximately $106.0 million, assuming 13,024,016 vested outstanding options and a weighted average in-the-money option spread based on the market price of $30.50 (the closing price on March 10, 2006) and a weighted average exercise price of $22.36. If all the holders of the vested in-the-money options elected to conduct a cashless exercise in the market, then the net dilution to stockholders would also be approximately $106.0 million, which represents the difference between the value of the stock sold in the market and cash proceeds to the Company. Stock sales in the market would be estimated to be $397.2 million, which is based on the exercise of 13,024,016 options and subsequent sale at the market price of $30.50. Cash proceeds to the Company would be estimated to be $291.2 million, which is based on the exercise of 13,024,016 options at the weighted average exercise price of $22.36 at March 10, 2006.
      The stock ownership initiative does not require the sales of shares of the Company’s common stock in the market. Based on the Company’s calculations using March 10, 2006 data, if all holders of vested-in-the-money stock options were to exercise such options, it would result in approximately $397.2 million or approximately 9.5% of the Company’s market capitalization to be sold in the market to effect exercise. Specifically, if all holders of vested in-the-money options exercised such options, then 13,024,016 shares of the Company’s common stock would be issued. Pursuant to the initiative, assuming 100% participation from all holders of vested in-the-money options, only approximately 1.7 million shares of the Company’s common stock would be issued, representing approximately 1% of the Company’s shares outstanding.
      Finally, this initiative results in stock ownership among the Company’s officers and directors. Under this initiative, the cash portion of the OCP is largely used for taxes and withholdings and the stock portion is retained by the option holder. As a result, an option holder becomes a stockholder and foregoes future potential upside for the remaining term of his/her option. Without the initiative, an option holder that elected to conduct a cashless exercise in the market would receive a cash benefit. As shown in the example above, the Company has estimated that the profit to option holders would be approximately $106.0 million. After deducting an assumed tax expense, estimated to be 50%, the option holder’s net after-tax gain would be $53.0 million. Under the initiative, option holders would receive the estimated net after-tax value in the form of shares, rather than a cash benefit, which would result in the issuance of approximately 1.7 million shares of the Company’s common stock.
Considerations of the Board of Directors
      The Company’s Board of Directors determined that this stock ownership initiative is in the best interest of the Company’s stockholders. In making its decision, the Board of Directors considered: (i) the need for the Company to attract and retain key officers and directors; (ii) the desirability of promoting stock ownership among officers and directors and thereby further aligning the interests of the Company’s officers and directors with the interests of the Company’s stockholders; and (iii) the dilution of the pro rata interests of the Company’s stockholders.
      Ability to Attract and Retain Key Officers and Directors. In analyzing the need for the cancellation of stock options, the Board of Directors noted that, although the Company is permitted to issue options to its officers and directors, the number of options the Company is permitted to issue is limited by the 1940 Act to 20% of the Company’s total shares outstanding. Given that the Company has 22,516,115 options outstanding at March 10, 2006, which currently represent 16% of its shares outstanding, the Board of Directors recognized that the Company may not have sufficient options available to attract and retain executive officers in the future.
      Aligning the Interests of the Company’s Officers and Directors with the Interests of the Company’s Stockholders. Although the Board of Directors discussed a variety of ways in which to increase the number of stock options available for grant under the Amended Stock Option Plan, the Board of Directors acknowledged that this stock ownership initiative would promote direct stock ownership among the Company’s officers and directors. Specifically, the Board of Directors noted that paying a portion of the OCP in stock would further align the interests of the Company’s officers and directors with those of the Company’s stockholders. The initiative would allow the cancellation of options without the sale of shares into the market. Without this initiative, the Board of Directors recognized that option holders may exercise such options in cashless exercises with brokers and such activity could negatively affect the market price of the Company’s shares of common stock and potentially decrease shareholder value. Through a stock option exercise, the option holder could sell all shares received for cash in the market and retain no additional shares of common stock. Under this initiative the shares issued in exchange for the cancellation of vested in-the-money options would not be registered and would be issued pursuant to an exemption from the federal securities laws. Therefore, participating option holders would be required to retain ownership of the shares received in exchange for the cancellation of their vested in-the-money options for a certain period of time.
      Dilution. After reviewing the economic effect on the Company’s stockholders, the Board of Directors determined that this stock ownership initiative does not result in a greater dilution of the interests of existing stockholders than would result if the vested in-the-money options were exercised.
Accounting Treatment for the OCP and U.S. Federal Income Tax Consequences
      The value of the OCP would approximate the value an optionee would receive had that optionee exercised his or her stock options. Unlike the accounting treatment typically associated with a stock option exercise, the OCP would be recorded as an expense for financial reporting purposes, and the expense may be significant. Using the assumptions set forth above, the OCP would be approximately $106.0 million, if option holders choose to cancel all vested in-the-money options in exchange for the OCP. If the stock options were exercised in the market, the Company would not incur any expense for financial reporting purposes.
      Optionees who elect to participate in the stock ownership program and receive the OCP in exchange for the cancellation of stock options will recognize compensation for the amount of the OCP and will be obligated to pay all required federal, state and local income and employment taxes on such income.

      For income tax purposes, the tax expense for the Company resulting from the OCP would be similar to the tax expense that would result from an exercise of stock options in the market. Any tax deduction for the Company resulting from the OCP or an exercise of stock options in the market would be limited by Section 162(m) of the Code for persons subject to Section 162(m).
Target Ownership Program
      In conjunction with its stock ownership initiative, the Board of Directors is considering a target ownership program to encourage the Company’s senior officers to achieve and retain a prescribed level of ownership. The Board of Directors believes that the shares issued pursuant to the OCP would facilitate the achievement of target ownership for newer officers. Should stockholders approve the proposal to issue the Company’s common stock in exchange for the cancellation of vested “in-the-money” stock options, the Board of Directors would implement a target ownership program to further enhance its stock ownership initiative.
      Many of the Company’s senior officers already own a substantial number of shares of the Company and few have chosen to sell shares over their tenure with the Company. The Board of Directors believes that it is in the best interest of stockholders to encourage share ownership by the Company’s senior officers, so that the interests of officers and stockholders are aligned.
      The Board of Directors has determined proposed target ownership levels for the Company’s senior officers, as described below. The Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer would be required to achieve and maintain the target ownership level immediately. Other officers already holding a relevant title would be required to achieve and maintain the target ownership level within five years of the implementation of the target ownership program. Individuals who are hired or promoted after the implementation of the target ownership program would be required to achieve the target ownership level within the later of five years from the date of hire or three years from the date of promotion to the relevant title.
Proposed Target Ownership Levels

	Multiple of Base Salary	Minimum Share Ownership Range

Chief Executive Officer	5	250,000
Management Committee Members	4	55,000 – 130,000
Managing Directors and Executive Vice Presidents who are not on the Management Committee	3	21,500 – 45,000
Principals	2	10,000 – 20,500
      Target ownership amounts would represent the lesser of a multiple of base salary or a specified number of shares. Minimum share ownership requirements would be determined on an individual basis and would be adjusted annually.

      The Company’s Named Executive Officers and certain other executive officers currently meet the target ownership levels set forth above. See “Security Ownership of Management and Certain Beneficial Owners”.
Determination of Ownership under the Target Ownership Program
      For purposes of the target ownership program, shares owned directly by the officer, shares owned by immediate family members of the officer, as well as shares held in the officer’s 401(k) Plan account, and shares deemed held in DCP II and 2005 DCP II all would constitute ownership. Vested stock options would not constitute ownership for purposes of the target ownership program.
      Annually, the Compensation Committee would receive a report indicating each senior officer’s actual ownership. If an officer does not achieve the required target ownership level within the specified period of time, the Compensation Committee would consider reducing the officer’s future compensation awards, including the annual cash bonus, IPA, IPB, or future grant of stock options.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT
STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF UP TO 2,500,000 SHARES OF COMMON STOCK IN EXCHANGE FOR THE CANCELLATION OF VESTED IN-THE-MONEY OPTIONS GRANTED TO CERTAIN OFFICERS AND DIRECTORS.
OTHER BUSINESS
      The Board of Directors knows of no other business to be presented for action at the Meeting. If any matters do come before the Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s Proxy Statement or presentation at the Meeting unless certain requirements are met.
2007 ANNUAL MEETING OF STOCKHOLDERS
      Any stockholder proposals submitted pursuant to the Commission’s Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2007 annual meeting of stockholders must be received by the Company on or before December 8, 2006. Such proposals must also comply with the requirements as to form and substance established by the Commission if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Allied Capital Corporation, 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006, Attention: Corporate Secretary.
      Stockholder proposals or director nominations to be presented at the 2007 annual meeting of stockholders, other than stockholder proposals submitted pursuant to the Commission’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of the Company not less than ninety (90) days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. For the Company’s 2007 annual meeting of stockholders, the Company must receive such proposals and nominations no later than January 7, 2007. If the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, stockholder proposals or director nominations must be so received not later than the tenth day following the day on which such notice of the date of the 2007 annual meeting of stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company’s bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to Commission rules governing the exercise of this authority.

ALLIED CAPITAL CORPORATION 1919 PENNSYLVANIA AVE. NW WASHINGTON, DC 20006	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call
and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-
paid envelope we have provided or return it to Allied Capital
Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☑

ALCAP1             KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLIED CAPITAL CORPORATION

     Election of Directors

1.	This election of the following five persons
(except as marked to the contrary) as Class
	II Directors who will serve as directors of	For	Withhold	For All	To withhold authority to vote, mark “For All Except”
	Allied Capital Corporation until 2009, or until their successors are elected and qualified.	All	All	Except	and write the nominee’s number on the line below.

	NOMINEES: CLASS II DIRECTORS	☐	☐	☐	_____________________________________________
01) Ann Torre Bates
02) Edwin L. Harper
03) John I. Leahy
04) Alex J. Pollock
05) Guy T. Steuart II

Vote On Proposal		For	Against	Abstain

2.	The ratification of the selection of KPMG LLP as independent registered public accounting firm for Allied Capital Corporation for the year ending December 31, 2006.	☐	☐	☐

3.	To approve the issuance of up to 2,500,000 shares of common stock in exchange for the cancellation of vested in-the-money options granted to certain officers and directors in connection with a stock ownership initiative.	☐	☐	☐

4.	To transact such other business as may properly come before the Meeting.

IMPORTANT: Please sign your name(s) exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.

	Yes	No

Please indicate if you plan to attend this meeting in person.	☐	☐

_____________________________________________		__________________________________________
Signature [PLEASE SIGN WITHIN BOX] Date	P10330	Signature (Joint Owners) Date

ALLIED CAPITAL CORPORATION
Annual Meeting of Stockholders

Admission Ticket

May 16, 2006

10:00 a.m.

The Madison Hotel

Fifteenth & M Streets, NW

Washington, DC

If you plan to attend the Annual Meeting of Stockholders on May 16th, please detach this card and bring it with you for presentation at the Meeting. Please be sure to bring this ticket with you, as you will need it to gain access to the Meeting.

The doors will open at 9:15 a.m.; a continental breakfast buffet will be served.

ALLIED CAPITAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints WILLIAM L. WALTON, PENNI F. ROLL and SUZANNE V. SPARROW, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Madison Hotel, Fifteenth & M Streets, NW, Washington, DC on May 16, 2006 at 10:00 A.M. [Eastern] and at all adjournments thereof, as indicated on this proxy.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND FOR THE PROPOSAL LISTED. If any other business is presented at the meeting, this proxy will be voted by the proxies in their best judgment, including a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Please mark, sign and return this proxy in the enclosed envelope. The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Stockholders and a proxy statement.

(CONTINUED ON REVERSE SIDE)